Exhibit 99

IKON REALIGNS LEADERSHIP TO DRIVE FURTHER EFFICIENCIES AND MARKET RESPONSIVENESS

Valley Forge, Pennsylvania – September 2, 2003 – IKON Office Solutions (NYSE:IKN) today announced a realignment of its leadership to promote efficiency and greater responsiveness to market and customer requirements. The changes are part of the Company’s continued transition from its historical roots as a collection of acquisitions, to an integrated operating company with centralized, cross-functional leadership.

As part of the realignment, IKON’s five regional vice presidents in North America will report directly to Chairman and Chief Executive Officer, Matthew J. Espe.   Espe will now have direct oversight for all North American and European field operations.

Matthew J. Espe, Chairman and Chief Executive Officer of IKON, said, “In today’s rapidly changing and highly competitive environment, closing the gap between the customer and our leadership team is imperative.   A cross-functional business model provides enhanced customer focus and the necessary platform for efficiency, innovation and growth.   Over the years, we have made tremendous progress towards this structure as we consolidated our Regional and Marketplace structure, centralized functional areas and brought all of our services and offerings together in a coordinated go-to-market strategy.   Last year, we took another major step by building an Operations organization to support centralized logistics and all customer support functions that will help us gain significant efficiencies in the future.   This realignment is a logical next step in the evolution of IKON in our quest for market leadership and operational excellence on a global scale.”

As part of the realignment, Dennis LeStrange, Senior Vice President of IKON North America, will leave IKON effective October 1, 2003 to pursue other interests.

“Dennis brought strong leadership and field direction to the company over the years,” said Espe.  “He shaped our Regional and Marketplace organization, and spearheaded many of our centralization and standardization investments during a period of significant industry transition.   We wish him the very best and appreciate his contributions.”

To provide additional functional support from the senior management level, other realignment actions include:

o	The consolidation of IKON's sales support organization under Cathy Lewis, Senior Vice President of Marketing, to increase speed to market of new products, services and initiatives. Cathy Lewis will also oversee IKON's expanding national accounts program, from a global perspective.

o	The Company will also bring all after-sale customer support functions under Carlyle Singer, Senior Vice President of Operations, who will lead initiatives and strategies for customer service, logistics and equipment service delivered by IKON's national team of service technicians.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency.   IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development.   IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, Denmark and the Netherlands.

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